BE IT ACKNOWLEDGED, that I Gregory P. Lussier (Trustee) hereby appoint and grant general power of attorney to John W. Bagwell, Trustee as my attorney-in-fact, to act in my name as if I were actually present with full power and authority to do and undertake the following:

1. Execute, accept, undertake, and perform all legal documents on my behalf, that pertains to the JWB Aggressive Growth Fund;

2. Initiate, defend, commence or settle legal actions on my behalf that pertains to the JWB Aggressive Growth Fund;

3. Vote (in person or by proxy) any shares or beneficial interest that pertains to the JWB Aggressive Growth Fund;

4. Retain any accountant, attorney or other advisor deemed necessary that pertains to the JWB Aggressive Growth Fund.

This power of attorney may be revoked by Gregory P. Lussier (Trustee) at any time but shall not be affected by Gregory P. Lussier (Trustee) subsequent disability or incompetence. This power of attorney shall automatically be revoked upon death of Gregory P. Lussier (Trustee) provided any person relying on this power of attorney shall have full rights to accept the authority of my attorney-in-fact until actual notice of revocation is received.

/s/ Gregory P. Lussier                 02/26/96
_______________________                ________
Trustee                                Date

State of Hawaii                  )
                                  ss:
County of Maui                   )

Sworn to before me by Gregory P. Lussier on 26th day February, 1996

/s/ Rosalinda Cortez
_______________________________
Notary Public

My Commission Expires: 10/01/96